                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                  Commission File Number: 0-7919

(Check one):

[ ] Form 10-KSB    [ ] Form 20-F       [ ] Form 11-K     |X| Form 10-QSB
[ ] Form N-SAR     [ ] Form N-CSR


         For the Period Ended:   MAY 31, 2005

         [ ]      Transition Report on Form 10-K and Form 10-KSB
         [ ]      Transition Report on Form 20-F
         [ ]      Transition Report on Form 11-K
         [ ]      Transition Report on Form 10-Q and Form 10-QSB
         [ ]      Transition Report on Form N-SAR

         For the Transition Period Ended: _________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

Full name of registrant:            WYOMING OIL & MINERALS, INC.

Former name if applicable:          N/A

Address of principal executive office (street and number):
BLOCK B, G/F., PRINCE INDUSTRIAL BUILDING,  106 KING FUK STREET

City, State and Zip Code:           SAN PO KONG, KOWLOON, HONG KONG

PART II -- RULE 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

           (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 20-F, 11-K or Form N-SAR, or portion
  [X] thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

Wyoming Oil & Minerals, Inc. was unable to file its Quarterly Report on Form 10-QSB for the quarter ended May 31, 2005 because the Company and its accountants need additional time to finalize and analyze its financial statements and prepare its management's discussion and analysis.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:


     ERIC WONG                                     (852) 2321 6108
------------------                     -----------------------------------------
      (Name)                                 (Area Code) (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s):

      Yes   |X|     No  [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes  [ ]      No  |X|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                    SIGNATURE

                          WYOMING OIL & MINERALS, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  July 18, 2005                     By: /s/ Shi Kai Biu (Simon)
                                             -----------------------------------
                                             Shi Kai Biu (Simon),
                                             Chief Executive Officer